Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TBGIS INC.

*  *  *  *  *

TBGIS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED that the Certificate of Incorporation of TBGIS INC. be amended by changing the first Article thereof so that, as amended, said Article shall be, and read as follows:

“1. The name of the corporation is

TBG INFORMATION SYSTEMS, INC.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said TBGIS INC. has caused this Certificate to be signed by Robert B. Levine, its Vice President, and attested by Stephen Green, its Secretary, this 2nd day of November, 1987.

TBGIS INC.

by	/s/ Robert B. Levine
Robert B. Levine
Vice President

Attest:

by	/s/ Stephen Green
Stephen Green Secretary